Exhibit 99.1

Providence Service Corporation Declares Cash Dividend on Convertible Preferred Stock

TUCSON, ARIZONA – March 8, 2016 -- The Providence Service Corporation (Nasdaq: PRSC), today announced that its Board of Directors has declared a cash dividend on its 5.5%/8.5% Series A convertible preferred stock. The dividend is payable on April 1, 2016 to holders of record as of 5:00 p.m. New York City time on March 15, 2016. The dividend will be paid at a rate of 5.5% per annum, which is equal to approximately $1.36749 per share of convertible preferred stock.

About Providence

The Providence Service Corporation is a holding company whose subsidiaries provide critical healthcare and workforce developments services, comprised of non-emergency transportation services, workforce development services, legal offender rehabilitation services, health assessment services, and care management services in the United States and abroad. For more information, please visit prscholdings.com.

Investor Relations Contact

David Shackelton – Chief Financial Officer

(520) 747-6600

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